EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 26, 2003, in this Registration Statement (Form S-1 as filed on May 12, 2004) and related Prospectus of Tully’s Coffee Corporation for the registration of shares of its common stock and investment units.

/s/ Moss Adams LLP

Seattle, Washington
May 12, 2004